Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
August 1, 2013

Thank you, Gail and good morning everyone.

I am pleased with our strong financial results for the second quarter and the successful launch in May of our new railcar leasing joint venture.  This joint venture enhances our financial flexibility and provides us another option for financing the growth of our Railcar Leasing business.

Our Rail Group had a great 2nd quarter. They have a large amount of positive momentum occurring at this time. I continue to be impressed with their ability to produce strong financial results while converting manufacturing space and making line changeovers.

Our Inland Barge Group's financial results were in line with our expectations. They are currently repositioning some manufacturing capacity from dry cargo barges to tank barges. This conversion will enhance their manufacturing flexibility.

The 2nd quarter financial performance of our Energy Equipment Group improved considerably over the same quarter last year. Demand for containers that store energy related products remains strong and our structural wind towers business continues to improve.

I am pleased with the results we are obtaining from our efforts to reposition our Construction Products Group. The integration of our recently acquired trench shoring business along with the integration of our new aggregates business positively impacted the second quarter financial performance of the Construction Products Group.

I continue to be pleased with the results we are obtaining from the manufacturing facilities we acquired late last year that are now operating as multi-purpose facilities. For example, in one plant, we are manufacturing wind towers, railcars and containers for energy products. We will continue to devote resources to identify and pursue additional opportunities to expand and enhance our manufacturing flexibility.

One of Trinity's key differentiating strengths is the ability of our businesses to work together to create value by leveraging their combined expertise, competencies, and manufacturing capacity to produce products with a strong demand.  The enterprise-wide integration of our business platforms gives us a bird's eye view of our markets. This viewpoint helps us pursue opportunities to deploy our resources in ways that better serve our customers and enhance shareholder value. Such is the case in the energy markets today. We are continuing to build momentum to serve customers in the oil, gas and chemical industries. We plan to continue to expand and enhance our competencies so that we can grow our base of customers in the energy markets.
I am highly optimistic about Trinity's future. Sustainable progress drives our business activities and is the fuel that enables us to continually raise our performance standards. Trinity's financial health has never been better. The backlog visibility in our major businesses should position them to continue to generate additional operating efficiencies. Our operating business platforms continue to build momentum and our employees are creating value through a number of collaborative initiatives. We are continuing to invest resources to identify and pursue opportunities to add new businesses to our portfolio.

We are looking for businesses with additional competencies and products that fits within our portfolio of businesses.

Our corporate vision is to become a premier, diversified industrial company that provides superior products and services to customers, while generating high-quality earnings and returns for shareholders. We are making significant progress toward accomplishing our vision as a result of the quality and talents of our people, the strength of our businesses, the depth of our operational capabilities, and our commitment to excellence and continuous improvement.

 I'll now turn it over to Bill for his comments.